UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2016

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55605

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events
Acquisition of Amazon Property
On November 18, 2016, the Registrant acquired a single story, Class "A" distribution warehouse consisting of 855,000 net rentable square feet situated on a 96.01-acre site located in Pataskala, Ohio (the "Amazon property"). The Amazon property is currently leased in its entirety to Amazon.com.dedc LLC ("Amazon.com"), with a parent guarantee from Amazon.com, Inc. ("Amazon"). The purchase price for the Amazon property was approximately $88.9 million, plus closing costs. The purchase price plus closing costs and certain acquisition expenses to third parties (reduced by certain adjustments, credits, and previous deposits) were funded with proceeds from the Registrant's public offering and a draw of $60.0 million pursuant to the Registrant's revolving credit facility with a syndicate of lenders under which KeyBank, N.A. serves as administrative agent and JPMorgan Chase Bank, N.A. serves as syndication agent. The Registrant's advisor earned approximately $2.3 million in acquisition fees (including the Contingent Advisor Payment, as such term is defined in the Registrant's advisory agreement, as amended) in connection with the acquisition of the Amazon property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.4 million in connection with the acquisition of the Amazon property, approximately $0.2 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.2 million of which was paid to unaffiliated third parties.
Amazon operates as the world's largest online retailer, with annual revenues in excess of $100 billion. Amazon designs its websites to enable millions of products to be sold by Amazon and by third parties across dozens of product categories. Amazon also manufactures and sells electronic devices, and serves developers and enterprises through Amazon Web Services, which offer a broad set of global computer, storage, database, analytics, applications, and deployment services. Amazon (NASDAQ: AMZN) is ranked #18 on the 2016 Fortune 500 List and maintains investment-grade credit ratings of 'AA-' from Standard and Poor's and 'Baa1' from Moody's.
The Amazon property is located within Prologis Park 70 in Pataskala, Ohio approximately 21 miles east of downtown Columbus and 13 miles southeast of Port Columbus International Airport. The property was a build-to-suit as a sortable products fulfillment center designed to Amazon's industry-leading specifications, and includes multi-level storage mezzanines and advanced software and robotics to stow and pick inventory. The Registrant believes the Amazon property is a business essential facility to Amazon.com's overall operations due to Amazon's substantial investment in the property, significant locational benefits, which include a tax abatement for the improvements, Amazon's long-term commitment to the area evidenced by its 15-year lease term, and the state-of-the-art equipment to perform the functions at the property.
The Amazon lease is a triple net lease with a remaining term of 14.8 years upon the Registrant's acquisition, expiring in August 2031. The forward 12-months' rent is approximately $5.6 million with 1.5% annual rental rate increases for the remaining duration of the lease. Amazon also serves as the guarantor for Amazon.com's obligations under the Amazon lease. Amazon.com has four five-year renewal options at fair market rent, which shall be no less than 85% and no more than 110% of the base rent payable under the lease at the time the determination is made, and rights of first offer and area refusal, subject to certain conditions.
The initial capitalization rate on Amazon.com's year one income is 6.27%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from Amazon.com including base rental revenue, parking revenue, and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that Amazon.com will perform its obligations under its lease agreements during the first year of its lease with the Registrant.

Griffin Capital Asset Property Management II, LLC will be responsible for managing the Amazon property and will be paid management fees in an amount of 3.0% of the gross monthly revenues collected from the Amazon property. Griffin Capital Asset Property Management II, LLC will hire an unaffiliated third party to manage the day-to-day operations and will pay the third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: November 21, 2016	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary